Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated March 29, 2024

Relating to Preliminary Prospectus dated March 15, 2024

Registration No. 333-276292

SUSHI GINZA ONODERA, INC.

FREE WRITING PROSPECTUS

This free writing prospectus is being filed pursuant to Rule 433 under the Securities Act of 1933 (the “Securities Act”) by Sushi Ginza Onodera, Inc. (the “Issuer”) with respect to Registration Statement No. 333-276292 (the “Registration Statement”). The Issuer has filed the Registration Statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling ThinkEquity LLC at (877) 436-3673 or by email at prospectus@think-equity.com or standard mail at ThinkEquity LLC, Prospectus Department, 17 State Street 41st Floor, New York, New York 10004.

The most recent registration statement (including the most recent prospectus) can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1984725/000149315224010128/forms-1a.htm

Sushi Ginza Onodera Investor Presentation

March 2024









銀座 おのでら

GINZA ONODERA

Forward-Looking Statement

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "should," "expects,'' "anticipates," "contemplates," "estimates," "believes," "plans," "projected," ''predicts,'' "potential," or "hopes" or the negative of these or similar terms. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading "Risk Factors" and elsewhere in the registration statement that we have filed with the U.S. Securities and Exchange Commission. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Free Writing Prospectus

This presentation highlights basic information about Sushi Ginza Onodera, Inc. ("Sushi Ginza Onodera" or the "Company") and the offering to which this presentation relates. As this presentation is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed its Registration Statement on Form S-1 (File No. 333-276292) ("Registration Statement"), including a preliminary prospectus, dated March 15, 2024 (the "Preliminary Prospectus"), with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The Registration Statement is not yet effective. Before you invest, you should read the Registration Statement, the Preliminary Prospectus and, when available, the final prospectus, including the risk factors therein, and other documents that the Company has filed with the SEC for more complete information information about the Company and this offering. Prospective investors are able to access these documents, including the Preliminary Prospectus, by proceeding to the EDGAR section of the SEC website (www.sec.gov/edgar). Alternatively, the Company and the Underwriter of this offering can arrange to deliver the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto by contacting ThinkEquity, Prospectus Department, 17 State Street 41st Floor, New York, New York 10004, telephone (877) 436-3673 or email: prospectus@think-equity.com.

This presentation does not constitute an offer or invitation for the sale or purchase or to engage in any other transaction with Sushi Ginza Onodera or its affiliates. The information in this presentation is not targeted at any residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation. The offering will only be made by means of a prospectus included in the Registration Statement as and when the Registration Statement is declared effective by the SEC. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in such prospectus.

Offering Summary

Issuer:	Sushi Ginza Onodera, Inc.
Proposed Listing Symbol:	NYSE American: ONDR
Shares Offered:	1,066,667 Shares
Expected Price:	$7.00 - $8.00 Per Share
Expected Offering Size:	$8,000,000
Over-Allotment	15% (160,000 shares)
Use of Proceeds:	• Fund capital investments and working capital for opening new restaurants • Repay $1.5 million outstanding principal and accrued interest of the short-term loans from Onodera Group Co., Ltd.
Sole Book-Runner:	ThinkEquity

Corporate Snapshot

From Ginza to the World

Spreading refined Japanese culture throughout the world by providing a unique, culturally authentic culinary experience and delivering happiness to every customer.

Sushi Ginza Onodera is a **food service company** headquartered in Tokyo, Japan

Primarily focusing on the traditional Japanese style of **"Edomae Sushi"**

Currently Operating **15 restaurants** across **3 different regions**

- 2 restaurants in the United States (Los Angeles, Honolulu) – 21 % Total Revenue
- 12 restaurants in Japan (Tokyo, Kyoto, Osaka) – 64% Total Revenue
- 1 restaurant in China (Shanghai) – 15% Total Revenue

Sushi Ginza Onodera offers **High-End Omakase** and **Kaiten Sushi**, along with a diverse range of options that maintain the brand's quality commitment while ensuring a broad audience can enjoy the dish and traditions integral to the Ginza Onodera brand.

Achieved revenues of **$18.2 million** and net income of **$1.8 million** for the nine months ended December 31, 2023.

Growth Strategy: Developing and opening new Kaiten Sushi establishments designed for cost-conscious individuals passionate about Michelin-quality sushi.







Company History

- Our Foundational Philosophy -

Delight customers with trust and consistency, prioritize partner growth through improvement, and contribute to societal betterment with sustainability, inclusion, and ethical practices

1983 Parent Company Onodera Group Established

2017 Awarded First Michelin Star

Mar. 2013 — Sushi Ginza Onodera in Ginza (Souhonten)

Nov. 2013 — Sushi Ginza Onodera Hawaii

Oct. 2015 — Tempura Ginza Onodera Namiki-dori

Jan. 2016 — Sushi Ginza Onodera California ( )

Mar. 2016 — Ginza Onodera Shanghai

Oct. 2017 — Ginza Onodera Sushi Academy

Jul, 2019 — Makiyaki Ginza Onodera (Tokyo)

Oct. 2021 — Kaiten Sushi Honten (Tokyo)

Jul, 2023 — Kaiten Sushi Kyoto

Management Team

Shinji Nagao
Chief Executive Officer

- 26+ years of experience in the Food Service Industry with Japanese, Western, and Chinese cuisines
- 6+ years of experience in Sushi Ginza Onodera and its affiliate companies
- Successfully introduced and implemented the innovative Kaiten Sushi concept

Keiichi Yamamoto
Chief Administrative Officer

- 28+ years of executive experience and diverse leadership roles across international trade, finance, and business establishment
- 5+ years of extensive finance and executive positions with Sushi Ginza Onodera and its affiliate companies

Shinichi Miyazawa
Chief Financial Officer

- Holds CPA licenses in both U.S. and Japan
- 16+ years of diverse experience across Japan, Hong Kong, the Philippines, Germany, and United States
- Extensive background as both an auditor and consultant

Ferdinand Groenewald
Independent Director

- Certified Public Accountant with significant experience in finance and accounting across diverse industries
- Has been an independent director since July 1, 2023, and is currently serving as a Board of Director member for two publicly reporting companies listed on the Nasdaq Capital Market

Akemi Fukuoji
Independent Director

- Extensive executive experience, having served as CEO of filrouge, Inc. and AHKAH Co., Ltd.
- Holds a Bachelor's degree from Seijo University and has been an independent director since April 1, 2023

Yasuo Okamoto
Independent Director

- Wealth of experience as Senior Counselor of the Asia Pacific, Banking & Financial Services, Corporate, and Mergers & Acquisitions department at Hughes Hubbard & Reed
- Holds a Bachelor's degree in Law from Tokyo University and has been an independent director since April 1, 2023



Michelin Star Quality & Experience

Michelin Stars

- Sushi Ginza Onodera California ('20 – '23)
- Makiyaki Ginza Onodera ('21-'24)
- Sushi Ginza Onodera New York ('17, '18, '19, '21, '22) [1]

Michelin Evaluation Criteria

- Exceptional Ingredient Quality
- Mastery in Culinary Technique and Precise Seasoning
- Innovation & Originality
- Optimal Cost
- Consistency Excellence across Entire Culinary Experience

MICHELIN GUIDE

[1] closed in 2023

Supply Chain Operations

Managing supply chain issues continues to pose a significant and ongoing challenge, particularly pronounced for high-end establishments. To uphold the esteemed brand image, a reliable network of supply chain partners and relationships have been established to deliver the utmost quality ingredients, imperative in daily operations.

- Carefully selects suppliers based on product **quality** and **authenticity**, and seek to develop **long-term relationships**
- Identify and procure **high-quality ingredients** at **competitive prices**
- Make a portion of purchases annually in bulk at fixed prices, and do not engage and any hedging agreements to manage our exposure to fluctuations in the price of seafood or other food commodities

Japanese Suppliers

- Toyosu Fish Market
- Yamayuki Co., Ltd.
- Yamaharu Company
- Funakubo

Overseas Suppliers

- U.S. Sakasyu Inc.
- Miaoxinmaiye Co., Ltd.


篠原

RESTAURANT CLASSIFICATION

- Two-Pronged Business Strategy -

- Diversifying & Broadening our Customer Base Reach -

HIGH-END ESTABLISHMENTS

68% of Total Revenue
(Average Check: $100-$600)



KAITEN SUSHI RESTAURANTS

23% of Total Revenue
(Average Check: ~$45)




4.7/5
300+
reviews
Google
yelp

California


4.7/5
350+
reviews
Google
yelp

Hawaii


4.8/5
1200+
reviews
Google
OZmall

Japan


4.8/5
2,000+
reviews

Shanghai



High-End Establishment

- Premium Omakase Course -

Foundation of the Onodera Brand

- Traditional practice of "Edomae Sushi"
- High Quality ingredients with Robust & Trusted Supply Chain
- Michelin-Grade technique to enhance the original flavor of the fish
- Invest in Excellence at Strategic Locations
- 68% of Total Sales – 8 Restaurants

Intimate Service

- Chef Artistry
- Intimate, One-on-One Culinary Experience





Target Market

- Exclusive Clientele
- Seeking Top-Tier Omakase Experience
- Targeting Affluent Audience

Kaiten Sushi Restaurant

- Utilizing the Techniques of Michelin Guide-listed Ginza Onodera -







High Quality Revolving Sushi Bar

- High Quality ingredients
- Traditional Japanese style sushi called as ""Edomae Sushi"
- Utilizing the Michelin grade Ginza Onodera's Techniques

Emerging Market

- Affordable Luxury
- Innovative Experience
- Upscale Ambiance

In-House Entertainment

- Bi-Monthly Fish Dismantling Demonstration
- Japanese Sake Blind Tasting
- Seasonal Fish and Product Offering
- Fresh Fish Butchering Show

Expansion Plans

Offering our esteemed customers with an accessible alternative to enjoy Michelin-Grade "Edomae Sushi" with a revolving sushi bar experience



United States

2 Restaurants
(Los Angeles, Honolulu)
21% Total Revenue

Coming Soon

Shibuya, JP (Spring 2024)
Honolulu, HI (Spring 2024)
Houston, TX (Autumn 2024)



Japan

12 Restaurants
(Tokyo, Kyoto, Osaka)
64% Total Revenue



China

1 Restaurant
(Shanghai)
15% Total Revenue

Expanding the Kaiten Offering

The Kaiten Sushi restaurants have become an accessible, value-oriented avenue for the younger generation seeking the Ginza Onodera experience. This high-margin business has become a new way for Sushi Onodera to reach a brand new, more cost cautious customer base.

Strategic Criteria to Optimize Returns

- High concentration of target demographic
- Dense population with high foot traffic
- Comprehensive Analysis of Competitor Presence
- Prime Tourist Attraction Areas
- Site Visits from the CEO

Kaiten Sushi Opportunity

- Performance of Our Initial Location in 18 Months -

High-Margin Business

Kaiten Sushi Ginza Onodera Honten produced a total of $4.8 million in revenues and $1.1 million in net income in its second year of operations, representing 23% of total company revenues and 51% of total net income.

Revenues

$4.8M

EBITDA

$1.2M



Kaiten Sushi Ginza Onodera Honten Growth
$4,985,000
$3,985,000
$2,985,000
$1,985,000
$985,000
$(15,000)
-1%
23%
FY March 2022
FY March 2023
Revenue
Net Income
Net Income %

Growth Opportunities

- Rising Popularity
- Strategic Expansion
- Diversification Strategy

Continued U.S. Expansion

2024 Planned Locations

- Kaiten Sushi Ginza Onodera Honolulu, HI
- Kaiten Sushi Ginza Onodera Houston, TX

Development of Onodera Artisans

Extensive Experience Required

- 10+ year Experience Prerequisite
- Culinary Excellence Standard
- Brand Consistency
- Expertise for Success



Sushi Ginza Onodera Toryumon

- Graduate Employment Opportunities
- Unique Pricing Approach
- Accessible Omakase Experience
- Organic Developmental Approach

- High-End Ginza Onodera
- Sushi Ginza Onodera Otouto
- Sushi Ginza Onodera Toryumon
- Ginza Onodera Sushi Academy

Ginza Onodera Sushi Academy

- Instill High-Touch Onodera Qualities
- Cultivate Next Generation of Artisans
- Preserve Edomae Craft
- Adapt to Modern Trends & Techniques



Edomae Frozen Sushi





Expansion of Onodera Offerings

- Broaden Customer Reach
- Affordable Alternative to Omakase Experience
- Convenient At-Home Option

Strategic Investments

- Art Lock Freezer - Innovative Freezing Technology Jointly Developed with DayBreak Co., Ltd.
- Preparing to Build Frozen Sushi Factory for Commercialization of Offering

Financial Highlights

	Fiscal Years Ended March 31,		Nine Months Ended December 31,	
(amounts in thousands)	2023	2022	2023	2022
Revenue	$20,692	$17,714	$18,249	$14,900
Net Income, as reported	$1,094	$456	$794	$631
Interest Expense	-	-	$6	-
Interest Expenses to Related Parties	$64	$68	$3	$48
Taxes	$631	$138	$401	$378
Depreciation and Amortization	$602	$609	$275	$488
EBITDA	$2,391	$1,271	$1,479	$1,545



Revenue, Net Income, & Restaurant Growth
$25,000
$20,000
$15,000
$10,000
$5,000
$-
$(5,000)
14
12
10
8
6
4
2
0
6
8
9
9
12
13
FY March 2018
FY March 2019
FY March 2020
FY March 2021
FY March 2022
FY March 2023
Revenue
Net Income
Number of Restaurants

Key Financial and Operational Metrics

	Fiscal Years Ended, March 31		Nine Months Ended December 31	
Key Financial and Operational Metrics	**2023**	**2022**	**2023**	**2022**
Restaurants at the end of period	13[1]	12	13[1]	13
Average Unit Volumes [2] (amount in thousands)	$1,747	$1,832	N/A	N/A
Revenue per Square Foot [2]	$1,132	$1,090	N/A	N/A
Comparable Restaurant Sales Growth	(4.6%)	26.3%	11.5%	(11.1)%
Net Income	$2,181	$1,857	$1,862	$1,728
EBITDA (amount in thousands)	$2,391	$1,271	$1,479	$1,545
Operating Income	$1,296	$(742)	$933	$586
Operating Profit Margin	6.3%	-%	5.1%	3.9%

[1] 15 Restaurants as of March 2024

[2] Reported for year end periods only

Balance Sheet & Cap Table

Balance Sheet Data [1] (amounts in thousands)	Actual	As Adjusted [2]
Cash and Cash Equivalents	$2,673	$13,329
Total Assets	$27,031	$37,687
Total Liabilities	$17,229	$21,384
Total Stockholder's Equity	$9,802	$16,303

Capitalization Table Pro Forma Pre-IPO	
Common Stock	7,000,000
Options[3] (WAEP: $7.50)	89,467
Fully Diluted Shares Outstanding	7,089,467

(1) As of December 31, 2023

(2) On a pro forma as adjusted basis, and to give effect to the (i) sale of 1,066,667 shares of common stock in this offering at an assumed initial public offering price of $7.50 (the midpoint of the price range set forth on the cover page of this prospectus) after deducting estimated underwriting discounts and estimated offering expenses payable by us, and the application of the net proceeds thereof and (ii) repayment of $1.5 million of the outstanding principal and accrued interest of the short-term loans from Onodera Group Co., Ltd. to Sushi Ginza Onodera, Inc. and Ginza Onodera USA Inc.

(3) Exercise price assuming an initial public offering price of $7.50, the midpoint of the anticipated price range.

Investment Highlights

High-Margin Business	Expanding the Kaiten Offering $4.8 million sales, $1.2 million EBITDA in our initial store in its second year
Growth & Expansion	FY 2023: 3 new stores, FY 2024: 3 + new stores U.S. Expansion: Kaiten Sushi Business Frozen Edomae Sushi
Michelin Quality	Quality recognized worldwide Awarded 13 stars across 3 restaurants
Robust Supply Chain	Long-term relationship / Toyosu Fish Market, Oversea Suppliers High-quality ingredients and competitive prices
Nurturing Artisan	Nurturing the next line of Onodera artisans Ginza Onodera Sushi Academy Employment Opportunity Post-Graduation

銀座 おのでら
GINZA ONODERA

Contact Us

Investor Relations:

Gateway Group, Inc.

onodera@gateway-grp.com